Exhibit (a)(1)(A)

SLM CORPORATION

OFFER TO PURCHASE UP TO 2,000,000 SHARES

OF ITS FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES B

THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 24, 2020, UNLESS SLM CORPORATION EXTENDS OR EARLIER TERMINATES THE OFFER (SUCH TIME AND DATE, AS IT MAY BE EXTENDED WITH RESPECT TO THE OFFER, THE “EXPIRATION DATE”).

SLM Corporation, a Delaware Corporation (the “Company,” “we,” “our” and “us”), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”), up to 2,000,000 shares (the “Maximum Share Amount”) of its Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per share (the “Series B Preferred Stock” or the “Securities”).

Series of Securities	CUSIP No.	Liquidation Preference Per Share	Aggregate Liquidation Preference Outstanding	Offer Price
Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per share	78442P502	$100	$400,000,000	$45 per share

The consideration for the Securities tendered and accepted for purchase pursuant to the Offer will equal $45 per share (the “Offer Price”), plus Accrued Dividends. Applicable withholding taxes will be deducted from payments to tendering holders. As used in this Offer to Purchase, “Accrued Dividends” means, for each Security, accrued and unpaid dividends, if any, from the last dividend payment date with respect to such Security up to, but not including, the Settlement Date (as defined herein), assuming for the purposes of the Offer that such a dividend for such Security had, in fact, been declared during such period.

If the aggregate number of Securities that are validly tendered and not properly withdrawn as of the Expiration Date (the “Total Tendered Amount”) exceeds the Maximum Share Amount, we will accept for purchase that number of Securities that does not result in the Total Tendered Amount exceeding the Maximum Share Amount. In that event, the Securities that will be accepted for purchase will be subject to proration, as described in this Offer to Purchase.

For additional information with respect to proration, see Section 1.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Securities validly tendered (and not validly withdrawn) is conditioned upon the receipt by the Company of gross proceeds from an issuance of senior unsecured debt securities of at least $500 million (the “Concurrent Offering”), on terms and subject to conditions reasonably satisfactory to the Company (the “Financing Condition”) and the satisfaction of the General Conditions (as defined herein). On October 26, 2020, the Company announced that it had priced an offering of $500 million of 4.200% Senior Unsecured Notes due 2025. The Company expects the offering to settle on October 29, 2020, at which time the Financing Condition will be satisfied. The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offer, including the Financing Condition, prior to the Expiration Date (provided that the Offer will remain open for at least five business days after the Financing Condition is met or waived). The Offer is not conditioned on any minimum number of securities being tendered. The Offer is, however, subject to certain conditions, including the Financing Condition. See Section 6, which sets forth in full the conditions to the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN THE OFFER.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to the Offer other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

You may direct questions and requests for assistance to J.P. Morgan Securities LLC (the “Dealer Manager”) for the Offer, or D.F. King & Co., Inc., the information agent (the “Information Agent”) for the Offer, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

The date of this Offer to Purchase is October 27, 2020

IMPORTANT

The principal purpose of the Offer is to reduce our future dividend payments and to enhance our capital structure. The Company expects to use proceeds from the Concurrent Offering to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith. On October 26, 2020, the Company announced that it had priced an offering of $500 million of 4.200% Senior Unsecured Notes due 2025. The Company expects the offering to settle on October 29, 2020, at which time the Financing Condition will be satisfied. The Offer has certain conditions, including the Financing Condition, and no assurance can be given that these conditions will be satisfied. See Section 6.

All of the Securities are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to D.F. King & Co., Inc., the tender agent for the Offer (the “Tender Agent”), for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Securities into the Tender Agent’s applicable DTC account. If your Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Securities. See Section 3.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

The Company has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Securities in the Offer. The Company has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by the Company, the Information Agent or the Dealer Manager. The Company’s Board of Directors has approved the Offer. However, you must make your own decision whether to tender your Securities and, if so, how many.

The Company is not making the Offer to (nor will it accept any tender of Securities from or on behalf of) holders of Securities in any jurisdiction in which the making of the Offer or the acceptance of any tender of Securities would not be in compliance with the laws of such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Company may, at its discretion, take such action as the Company may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to holders of Securities in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this Offer to Purchase and in public stockholder communications, in other documents of the Company filed with or furnished to the SEC, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believes,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “guidance” or similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenue, expense or earnings projections, or other financial items of the Company. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following:

•	the societal, business, and legislative/regulatory impact of pandemics and other public heath crises;

•	increases in financing costs;

•	limits on liquidity;

•	increases in costs associated with compliance with laws and regulations;

•	failure to comply with consumer protection, banking, and other laws;

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changes in accounting standards and the impact of related changes in significant accounting estimates, including any regarding the measurement of our allowance for loan losses and the related provision expense;

•	any adverse outcomes in any significant litigation to which we are a party;

•	credit risk associated with our exposure to third-parties, including counterparties to our derivative transactions;

•	and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws).

•	changes in our funding costs and availability;

•	reductions to our credit ratings;

•	cybersecurity incidents, cyberattacks, and other failures or breaches of our operating systems or infrastructure, including those of third-party vendors;

•	damage to our reputation;

•	risks associated with restructuring initiatives, including failures to successfully implement cost-cutting programs and the adverse effects of such initiatives on our business;

•	changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families;

•	changes in law and regulations with respect to the student lending business and financial institutions generally;

•	changes in banking rules and regulations, including increased capital requirements;

•	increased competition from banks and other consumer lenders;

•	the creditworthiness of our customers;

•	changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of our earning assets versus our funding arrangements;

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•	rates of prepayment on the loans that we own;

•	changes in general economic conditions and our ability to successfully effectuate any acquisitions; and other strategic initiatives;

The Company undertakes no obligation to update any such statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made, except as required by law.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We recommend that you read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

The Offeror	The Offer is being made by SLM Corporation, a Delaware corporation incorporated in 2013. The Company’s principal executive offices are located at 300 Continental Drive, Newark, Delaware, 19713, and its telephone number is (302) 451-0200.

Terms of the Offer	We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, the Securities in an amount not to exceed the Maximum Share Amount. If the Total Tendered Amount for the Securities that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Share Amount, we will accept for purchase that number of Securities that does not result in the Total Tendered Amount exceeding the Maximum Share Amount. In that event, the Securities will be subject to proration, as described in this Offer to Purchase.

At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the Offer or whether acceptance of all validly tendered and not properly withdrawn Securities would result in the Total Tendered Amount exceeding the Maximum Share Amount. As a result, you will not know whether we will be able to accept for purchase in full your validly tendered and not properly withdrawn Securities at the time you tender those securities.

The consideration for each Security tendered and accepted for purchase pursuant to the Offer will be the Offer Price, plus Accrued Dividends. Applicable withholding taxes will be deducted from payments to tendering holders.

Proration	If proration of the Securities is required, due to our inability to accept for purchase all Securities validly tendered and not properly withdrawn prior to the Expiration Date without exceeding the Maximum Share Amount, the Company or the Tender Agent will determine the final proration factor as soon as practicable after the Expiration Date, and we will announce the results of proration by press release. Fractions for the Securities resulting from the proration calculation will be rounded down to the next whole share. The proration factor for the Securities will be calculated by dividing the Maximum Share Amount by the Total Tendered Amount of Securities that were validly tendered and not properly withdrawn prior to the Expiration Date.

Source and Amount of Funds	The Company expects to use proceeds from the Concurrent Offering to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith. We expect to complete the Concurrent Offering prior to the completion of the Offer. If the Offer is fully subscribed, the Company will pay $90,000,000, plus Accrued Dividends, to purchase the Securities, excluding fees and expenses. Applicable withholding taxes will be deducted from payments to tendering holders.

Time to Tender	You may tender Securities until the Offer expires.

The Offer will expire on November 24, 2020 at 11:59 p.m., New York City time, unless the Company extends it (such time and date, as the same may be extended, the “Expiration Date”). See Section 1.

The Company may choose to extend the Offer for any reason, subject to applicable laws. The Company cannot assure you that it will extend the Offer or, if it does, of the length of any extension that it may provide. See Section 16.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

Extension, Amendment, and Termination of the Offer	The Company reserves the right to extend or amend the Offer. If the Company extends the Offer, it will delay the acceptance of any Securities that have been tendered. The Company reserves the right to terminate the Offer under certain circumstances. See Section 6 and Section 16.

The Company will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Date if it decides to extend the Offer. The Company will announce any amendment to the Offer by making a public announcement of the amendment. See Section 16.

Purpose of the Offer	The principal purpose of the Offer is to reduce our future dividend payments and to enhance our capital structure.

Conditions of the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Securities validly tendered (and not validly withdrawn) is subject to satisfaction of the Financing Condition and the General Conditions (as defined herein). The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offer, including the Financing Condition, prior to the Expiration Date. The Offer is not conditioned on any minimum number of securities being tendered. The Offer is, however, subject to certain conditions, including the Financing Condition. See Section 6, which sets forth in full the conditions to the Offer.

Procedures for Tendering Securities	The Offer will expire on the Expiration Date, which is November 24, 2020 at 11:59 p.m. New York City time, unless the Company extends or earlier terminates the Offer. To tender your Securities prior to the expiration of the Offer, you must electronically transmit your acceptance of the Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that the Company will not purchase your Securities in the Offer unless the

Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 3.

The Securities may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

Withdrawal Rights	You may withdraw any Securities you have tendered at any time before the Expiration Date, which will occur on November 24, 2020 at 11:59 p.m., New York City time, unless the Company extends the Offer. The Company cannot assure you that it will extend the Offer or, if it does, of the length of any extension it may provide. See Section 4.

Withdrawal Procedure	You must deliver, on a timely basis prior to the Expiration Date, a written notice of your withdrawal, or a properly transmitted “Request Message” through ATOP, to the Tender Agent at the address appearing on the last page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Securities to be withdrawn and the name of the registered holder of those Securities. Some additional requirements apply for Securities that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

No Recommendation as to Whether to Tender	The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. You should read carefully the information in this Offer to Purchase before making your decision whether to tender your Securities. See Section 19.

Untendered or Unpurchased Securities	Any tendered Securities that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to the Offer will remain outstanding. If the Offer is consummated, then the number of shares of the Series B Preferred Stock that remain outstanding will be reduced. This may adversely affect the liquidity of and/or increase the volatility in the market for the Securities that remain outstanding after consummation of the Offer. See Section 11.

Market Prices of the Securities	Our Series B Preferred Stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SLMBP.” On October 26, 2020, the last trading day prior to the date of this Offer to Purchase, the last reported price for the Series B Preferred Stock on Nasdaq was $44.30. Note that the market price for Series B Preferred Stock reflects Accrued Dividends. Accordingly, when comparing the consideration to be received in the Offer for the Securities to market prices, you should consider the sum of the Offer Price and Accrued Dividends.

Appraisal Rights	You will have no appraisal rights in connection with the Offer.

Time of Payment	The Company will pay the purchase price to you in cash for the Securities it purchases promptly after the Expiration Date and the acceptance of the Securities for purchase. We refer to the date on which such payment is made as the “Settlement Date.” The Company expects the Settlement Date to promptly follow the Expiration Date. See Section 5.

Payment of Brokerage Commissions	If you are a registered holder of Securities and you tender your Securities directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Securities through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

U.S. Federal Income Tax Consequences	The cash received in exchange for tendered Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Securities, or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Securities. See Section 13 for a more detailed discussion.

We recommend that holders of the Securities consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

Payment of Stock Transfer Tax	If you are the registered holder and you instruct the Tender Agent to make the payment for the Securities directly to you, then generally you will not incur any stock transfer tax. See Section 5.

Dealer Manager	The Dealer Manager is J.P. Morgan Securities, LLC. See Section 17.

The Company will pay the Dealer Manager fees described in Section 17.

Information and Tender Agent	The Information and Tender Agent is D.F. King & Co., Inc. See Section 17.

Further Information	You may call the Dealer Manager with questions regarding the terms of the Offer or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offer.

J.P. Morgan Securities, LLC is acting as the Dealer Manager, and D.F. King & Co., Inc. is acting as the Information Agent and as the Tender Agent for the Offer. See the last page of this Offer to Purchase for additional information about the Dealer Manager, Information Agent and Tender Agent.

CERTAIN SIGNIFICANT CONSIDERATIONS

We have not obtained a third-party determination that the Offer is fair to holders of the Securities.

None of us, the Dealer Manager, the Tender Agent, or the Information Agent makes any recommendation as to whether you should tender your Securities in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Securities for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer.

We may not accept all of the Securities tendered in the Offer.

Depending on the amount of Securities tendered in the Offer, we may not accept all of the Securities tendered in the Offer. Further, we may have to prorate the Securities that we accept in the Offer. Any Securities not accepted will be returned to tendering holders promptly after expiration. See Section 1 and Section 5.

If the Offer is successful, there may no longer be a trading market for the Securities, or there may be a limited trading market for the Securities and the market price for the Securities may be depressed.

Depending on the amount of Securities that are tendered and accepted in the Offer, the trading market for the Securities that remain outstanding after the Offer may be more limited. A reduced trading volume for the Securities may decrease the price and increase the volatility of the trading price of the Securities that remain outstanding following the completion of the Offer.

Holders whose Securities are purchased in the Offer will no longer receive future dividends on the Securities.

If you tender your Securities, you will no longer receive any future dividend payments that are paid on the Securities.

The Securities may be acquired by the Company other than through the Offer in the future.

From time to time in the future, to the extent permitted by applicable law, the Company may acquire Securities that remain outstanding, whether or not the Offer is consummated, through redemptions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company may pursue.

THE OFFER

Section 1 Number of Securities; Expiration Date.

General. We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, Securities in an amount not to exceed the Maximum Share Amount. If the Total Tendered Amount of the Securities that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Share Amount, we will accept for purchase that number of Securities that does not result in the Total Tendered Amount exceeding the Maximum Share Amount. In that event, the Securities that will be accepted will be subject to proration, as described in this Section 1.

If you elect to participate in the Offer, you may tender a portion of or all of the Securities you hold, although we may not be able to accept for purchase all such Securities you tender. At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the Offer or whether acceptance of all validly tendered and not properly withdrawn Securities would exceed the Maximum Share Amount. As a result, you will not know whether we will be able to accept for purchase in full your validly tendered and not properly withdrawn Securities at the time you tender those securities.

The consideration for the Securities tendered and accepted for purchase pursuant to the Offer will be the Offer Price, plus Accrued Dividends. Applicable withholding taxes will be deducted from payments to tendering holders.

Proration. If the Total Tendered Amount of Securities that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Share Amount, we will accept for purchase that number of Securities that does not result in the Total Tendered Amount exceeding the Maximum Share Amount. In that event, the Securities that will be accepted for purchase will be subject to proration, as described in this Offer to Purchase.

Series of Securities	CUSIP No.	Liquidation Preference Per Share	Aggregate Liquidation Preference Outstanding	Offer Price
Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per share	78442P502	$100	$400,000,000	$45 per share

If proration of the Securities is required, due to our inability to accept for purchase all Securities validly tendered and not properly withdrawn prior to the Expiration Date without exceeding the Maximum Share Amount, the Company or the Tender Agent will determine the final proration factor as soon as practicable after the Expiration Date, and we will announce the results of proration by press release. Fractions for the Securities resulting from the proration calculation will be rounded down to the next whole share. The proration factor for the Securities will be calculated by dividing the Maximum Share Amount by the Total Tendered Amount of Securities that were validly tendered and not properly withdrawn prior to the Expiration Date.

In addition, to the extent permitted by applicable law, the Company may from time to time acquire Securities that remain outstanding after the Expiration Date through one or more tender or exchange offers or otherwise, at prices that may be less than, equal to or greater than the prices paid for the Securities in the Offer. Until the expiration of at least ten business days after the Expiration Date or the date we otherwise terminate the Offer, neither we nor any of our affiliates will make any purchases of the Securities other than pursuant to the Offer.

Expiration Date. The term “Expiration Date” means November 24, 2020 at 11:59 p.m., New York City time, unless and until the Company shall have extended the period of time during which the Offer will remain open, in which event, the term Expiration Date shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company will pay for all properly tendered and not properly withdrawn Securities that are accepted for purchase promptly after the Expiration Date. If the Company materially changes the Offer or information concerning the Offer, it will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If the Company increases or decreases the price to be paid for the Securities or the Maximum Share Amount of Securities that it may purchase in the Offer (except that we may purchase an additional 2% of the outstanding Series B Preferred Stock without extending the Offer in accordance with Rule 13e-4(f)), then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Securities validly tendered (and not validly withdrawn) is subject to satisfaction of the Financing Condition and the General Conditions (as defined herein). The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offer, including the Financing Condition, prior to the Expiration Date. The Offer is not conditioned on any minimum number of securities being tendered. The Offer is, however, subject to certain conditions, including the Financing Condition. See Section 6, which sets forth in full the conditions to the Offer.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.

Section 2 Purpose of the Offer.

The Offer. The principal purpose of the Offer is to reduce our future dividend payments and to enhance our capital structure.

General. The Company’s Board of Directors has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. Holders of Securities should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Securities, and, if so, how many Securities to tender.

The Company will retire the Securities it acquires pursuant to the Offer.

Section 3 Procedures for Tendering the Securities.

All of the Securities are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to the Tender Agent, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Securities into the Tender Agent’s applicable DTC account.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We recommend that investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Securities through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent.

The Securities may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Securities) of the Securities tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•

the Securities are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this section.

The Company will make payment for Securities tendered and accepted for purchase in the Offer only after the Tender Agent receives a timely confirmation of the book-entry transfer of the Securities into the Tender Agent’s account at DTC, a properly completed and a duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Tender Agent will establish an account with respect to the Securities for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Securities by causing DTC to transfer Securities into the Tender Agent’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Securities into the Tender Agent’s account at DTC, such deposit must be accompanied by either

•	a message that has been transmitted to the Tender Agent through the facilities of DTC or “agent’s message,” or

•

a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Tender Agent at its address set forth on the back page of this Offer to Purchase before the Expiration Date.

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents is at the election and risk of the tendering holder of Securities. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

Appraisal Rights. You will have no appraisal rights in connection with the Offer.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a holder of the Securities or other payee pursuant to the Offer will be withheld and remitted to the U.S. Treasury, unless the holder of the Securities or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and certifies under penalties of perjury that such number is correct and that such holder of the Securities or other payee is exempt from backup withholding, or such holder of the Securities or other payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the correct taxpayer identification number, the holder of the Securities or other payee may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that such tendering U.S. Holder is not subject to backup withholding. Certain holders of the Securities (including, among others, C corporations) are not subject to these backup withholding and reporting requirements. Exempt U.S. Holders should indicate their exempt status on the IRS Form W-9 included as part of the Letter of Transmittal. In order for a Non-U.S. Holder (as defined below in Section 13) to qualify as an exempt recipient, such holder of the Securities generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that Non-U.S. Holder’s non-U.S. status. Tendering holders of the Securities can obtain other applicable forms from the Tender Agent or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR THE SECURITIES PURCHASED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR APPLICABLE IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

Where Securities are tendered on behalf of the holder of Securities by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of Securities to the DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.

For a discussion of material U.S. federal income tax consequences to tendering holders of the Securities, see Section 13.

Return of Withdrawn Securities. In the event of proper withdrawal of tendered Securities, the Tender Agent will credit the Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to the holder of the Securities.

Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to Give Notice of Defects. The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Securities, and its determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Security or any particular holder of Securities, and the Company’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of Securities will be deemed to have been properly made until the holder of the Securities cures, or the Company waives, all defects or irregularities. None of the Company, the Tender Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; The Company’s Acceptance Constitutes an Agreement. A tender of Securities under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to the Company that (i) such holder of Securities has the full power and authority to tender, sell, assign and transfer the tendered Securities and (ii) when the same are accepted for purchase by the Company, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

The Company’s acceptance for purchase of Securities tendered under the Offer will constitute a binding agreement between the tendering holder of Securities and the Company upon the terms and conditions of the Offer.

Section 4 Withdrawal Rights.

Holders of Securities may withdraw Securities tendered into the Offer at any time prior to the Expiration Date. Holders of Securities may also withdraw their Securities if the Company has not accepted the Securities for purchase after the expiration of forty business days from the commencement of the Offer.

For a withdrawal to be effective, the Tender Agent must receive, prior to the Expiration Date, a written notice of withdrawal, or a properly transmitted “Request Message” through ATOP, at the Tender Agent’s address set forth on the back page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering holder of the Securities, the series and number of Securities that the holder of Securities wishes to withdraw and the name of the registered holder of the Securities.

Any notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn Securities and must otherwise comply with DTC’s procedures. The Company will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of the Company, the Tender Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of Securities may not rescind a withdrawal and any Securities that a holder of Securities properly withdraws will not be properly tendered for purposes of the Offer, unless the holder of Securities properly retenders the withdrawn Securities before the Expiration Date by following one of the procedures described in Section 3.

Section 5 Purchase of Securities and Payment of Purchase Price.

Subject to the conditions of the Offer, on the Settlement Date, we will accept for purchase the maximum number of validly tendered and not properly withdrawn Securities that does not result in our purchasing Shares of

Series B Preferred Stock in excess of the Maximum Share Amount, subject to proration as described above in Section 1. We expect the Settlement Date to promptly follow the Expiration Date, unless extended pursuant to this Offer.

For purposes of the Offer, the Company will be deemed to have accepted for purchase, and therefore purchased, Securities that are properly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Securities for purchase under the Offer.

The Company will pay for Securities that it purchases under the Offer by depositing the aggregate purchase price for such Securities with DTC, which will act as agent for tendering holders of the Securities for the purpose of receiving payment from the Company and transmitting payment to the tendering holders of the Securities.

The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Securities purchased under the Offer. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder, or

•	tendered Securities are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

If the Offer expires or terminates and any of the Securities have not been accepted for purchase by us following the expiration or termination of the Offer, the holder of Securities that were not accepted for purchase will continue to own those Securities. The Tender Agent will credit those Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to the holder of the Securities.

Section 6 Conditions of the Offer.

Notwithstanding any other provision of the Offer, the Company will not be required to accept for purchase, purchase or pay for any Securities tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Securities tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date (i) the Financing Condition shall not have been satisfied and/or (ii) any of the following events (the “General Conditions”) shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events (other than actions or inactions of the Company), make it inadvisable to proceed with the Offer or with acceptance for purchase:

•

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Securities under the Offer or otherwise relates in any manner to the Offer;

•

there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in the Company’s reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for purchase of, or payment for, some or all of the Securities illegal or otherwise restrict or prohibit completion of the Offer; or

•	delay or restrict the ability of the Company, or render the Company unable, to accept for purchase or pay for some or all of the Securities; or

•	in the Company’s reasonable judgment, there has occurred any of the following:

•

any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits or prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States; or

•

any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole, or there is an adverse change in the enhanced capital structure anticipated to result from the Offer (see Section 2 - “Purpose of the Offer” - of this Offer to Purchase for a description of the contemplated benefits of the Offer to the Company).

The “Financing Condition” refers to the receipt by the Company of the gross proceeds from an issuance of senior unsecured debt securities in the amount of at least $500 million. On October 26, 2020, the Company announced that it had priced an offering of $500 million of 4.200% Senior Unsecured Notes due 2025. The Company expects the offering to settle on October 29, 2020, at which time the Financing Condition will be satisfied.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its reasonable discretion (provided that the Offer will remain open for at least five business days after the Financing Condition is met or waived). The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the foregoing, in the event that one or more events described above occurs before the Expiration Date, the Company will, as promptly as practical, notify the holders of Securities of the Company’s determination as to whether to (i) waive or modify, in whole or in part, the condition and continue the Offer or (ii) terminate the Offer. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

Section 7 Historical Price Range of the Securities.

Our Series B Preferred Stock is traded on the Nasdaq Global Select Market.

Market Price of and Dividends on Securities

Our Series B Preferred Stock is traded on the Nasdaq under the symbol “SLMBP.” As of the date hereof, there were 4,000,000 shares of Series B Preferred Stock outstanding. The following table sets forth, for the periods indicated, the high and low reported intraday prices per share of the Series B Preferred Stock on Nasdaq and the cash dividends per Series B Preferred Stock. Note that the market price for Series B Preferred Stock reflects Accrued Dividends.

	Series B Preferred Stock		Dividend Per
	High	Low	Share
Fiscal Year Ending December 31, 2020
Fourth Quarter (through October 26, 2020)	33.70	44.30	N/A
Third Quarter	35.52	29.91	0.516447
Second Quarter	43.21	27.50	0.642847
First Quarter	64.33	18.91	0.909907
Fiscal Year Ended December 31, 2019
Fourth Quarter	56.86	48.70	0.97051
Third Quarter	59.48	56.21	1.036894
Second Quarter	67.05	58.47	1.126598
First Quarter	68.29	58.00	1.100169
Fiscal Year Ended December 31, 2018
Fourth Quarter	69.50	55.80	1.020497
Third Quarter	72.99	62.47	1.053502
Second Quarter	73.00	69.30	0.982611
First Quarter	70.25	65.64	0.825105

On October 26, 2020, the closing sales price of the Securities on Nasdaq was $44.30 per share.

Section 8 Source and Amount of Funds.

The Company expects to use proceeds from the Concurrent Offering to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith. On October 26, 2020, the Company announced that it had priced an offering of $500 million of 4.200% Senior Unsecured Notes due 2025. The Company expects the offering to settle on October 29, 2020, at which time the Financing Condition will be satisfied. If the Offer is fully subscribed, the Company will pay $90,000,000, plus Accrued Dividends, excluding fees and expenses, to purchase the Securities. Applicable withholding taxes will be deducted from payments to tendering holders.

Section 9 Certain Information Concerning the Company.

SLM Corporation, more commonly known as Sallie Mae, was formed in late 2013 and includes its wholly-owned subsidiary, Sallie Mae Bank, an industrial bank established in 2005 (the “Bank”). On April 30, 2014, the Company legally separated (the “Spin-Off”) from another public company that is now named Navient Corporation (“Navient”), which is in the education loan management, servicing, and asset recovery business. Navient retained all assets and liabilities generated prior to the Spin-Off other than those explicitly retained by us pursuant to a Separation and Distribution Agreement executed in connection with the Spin-Off. The Company is a consumer banking business and did not retain any assets or liabilities generated prior to the Spin-Off other than those explicitly retained by us pursuant to the Separation and Distribution Agreement. The Company sometimes refers to the company that existed prior to the Spin-Off as “pre-Spin-Off SLM.” The Bank was formed in 2005 to fund and originate private education loans on behalf of pre-Spin-Off SLM. The Company is a leader in private student lending, providing financing and information to help students attend college and offering products and resources to help customers make new goals and experiences, beyond college, possible.

The principal executive office of the Company is located at 300 Continental Drive, Newark, Delaware 19713 and its telephone number is (302) 451-0200. The Company’s website address is www.salliemae.com. This website address is not intended to be an active link and information on the Company’s website is not incorporated in, and should not be construed to be part of, this Offer to Purchase.

Additional Information. The Company files reports, proxy statements and other information with the SEC. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including the Company. The Company’s common stock is listed and trading on the Nasdaq under the symbol “SLM.”

Incorporation by Reference. We incorporate by reference into this Offer to Purchase information that the Company files with the SEC, which means that we disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this Offer to Purchase. Information furnished under Item 2.02 and Item 7.01 of the Company’s Current Reports on Form 8-K is not incorporated by reference in this Offer to Purchase. The Company incorporates by reference the documents below which have been filed with the SEC.

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 28, 2020;

•

The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2020 for the Company’s Annual Meeting of Stockholders, incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•

The Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020, filed on April 22, 2020, for the fiscal quarter ended June 30, 2020, filed on July 22, 2020, for the fiscal quarter ended September 30, 2020, filed on October 21, 2020; and

•

Current Reports on Form 8-K filed on March 5, 2020, March 10, 2020, April 15, 2020, June 23, 2020, June 24, 2020, August 10, 2020, August 25, 2020, September 21, 2020, October 21, 2020 and October 26, 2020.

Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

Certain Financial Information. The Company incorporates by reference the financial statements and notes thereto included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 28, 2020.

Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC. The Company will provide to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Offer to Purchase, other than exhibits to such documents that are not specifically incorporated by reference into this Offer to Purchase, and the Company’s constitutional documents. You may request such documents by contacting us at:

SLM Corporation

c/o Steven J. McGarry

Executive Vice President and Chief Financial Officer

300 Continental Drive

Newark, Delaware, 19713

(302) 451-0200

Section 10 Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities.

As of the date hereof, the Company had 4,000,000 shares of Series B Preferred Stock outstanding.

Neither the Company nor, to the best of its knowledge, any of its executive officers and directors or any associates or majority-owned subsidiaries of the Company, beneficially owns any of the Securities.

Based on the Company’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither the Company nor any of its affiliates or subsidiaries nor, to the best of its knowledge, any of the Company’s or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Securities during the sixty days prior to October 27, 2020.

The Company entered into a Transfer Agency and Service Agreement, dated August 15, 2006, between the Company and Computershare Shareholder Services, Inc. and its fully owned subsidiary Computershare Trust Company, N.A., as Transfer Agent. The terms of the Company’s Series B Preferred Stock are governed by (i) the Company’s Restated Certificate of Incorporation, dated February 25, 2015 (including the Certificate of Designation, Powers, Preferences, Rights, Privileges, Qualifications, Limitations, Restrictions, Terms and Conditions of Floating-Rate Non-Cumulative Preferred Stock, Series B) and (ii) the Company’s Amended and Restated Bylaws, dated June 29, 2015.

Except as otherwise described in this Offer to Purchase, neither the Company nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of the Securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 11 Effects of the Offer on the Market for the Securities.

All shares of Series B Preferred Stock of the Company purchased by the Company in the Offer will be retired and will return to the status of authorized but unissued shares of its preferred stock.

Depending on the amount of Securities that are accepted in the Offer, the trading market for the Securities that remain outstanding after the Offer may be more limited. A reduced trading volume for the Securities may decrease the price and increase the volatility of the trading price of the Securities that remain outstanding following the completion of the Offer.

Section 12 Legal Matters; Regulatory Approvals.

The Company is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Securities as contemplated by the Offer. Nor is the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Securities by the Company as contemplated by the Offer other than those that have been obtained. Should any approval or other action be required, the Company presently contemplates that it will seek that approval or other action. The Company is unable to predict whether it will be required to delay the acceptance for purchase of or payment for Securities tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. The obligations of the Company under the Offer to accept for purchase and pay for Securities is subject to conditions. See Section 6.

Section 13 Material U.S. Federal Income Tax Consequences.

The following summary describes material U.S. federal income tax consequences relating to the Offer to tendering U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The Company has not sought, nor does it expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Securities to the Company pursuant to the Offer or that any such position would not be sustained.

This discussion addresses tax consequences only to tendering Holders who hold their Securities as capital assets within the meaning of Section 1221 of the Code and does not apply to Holders who participate in the Concurrent Offering. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Holders in light of their particular circumstances and does not apply to Holders that are subject to special rules under the U.S. federal income tax laws (such as, for example, banks or other financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold Securities as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, or investors in such pass-through entities, or persons that acquired their Securities through the exercise of employee stock options or otherwise as compensation.

This summary does not address any state, local or non-U.S. tax consequences of participating in the Offer, nor does it address any alternative minimum tax considerations, any Medicare tax consequences or any U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to U.S. federal income tax. You should consult your own tax advisor with regard to the application of the U.S. federal income, estate and gift tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of Securities that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a domestic corporation or (iii) an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Securities that is for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds or beneficially owns Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership that holds or beneficially owns the Securities, then you should consult your own tax advisor.

Tax Consequences to U.S. Holders.

A sale of Securities for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Securities or as receiving a distribution from the Company with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such broker or paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment. Under Section 302 of the Code, a sale of Securities for cash by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange” of Securities for U.S. federal income tax purposes, rather than as a distribution with respect to the Securities held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s equity interest in the Company, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Securities by a U.S. Holder pursuant to the Offer will result in a “complete termination” if, after the sale, either (i) the U.S. Holder no longer owns any of the Company’s outstanding preferred or common shares (either actually or constructively) or (ii) the U.S. Holder no longer actually owns any of the Company’s outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Securities by a U.S. Holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether a U.S. Holder of Securities meets this test will depend on the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of Securities tendered by such Holder and each of the other Holders of Securities.

The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Securities), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion may apply where any other shares held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Securities to the Company pursuant to the Offer.

Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Securities actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by the Company. Thus, proration may affect whether the sale of Securities by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange.”

If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received (including cash received that is attributable to accrued but undeclared dividends, but excluding cash attributable to declared but unpaid dividends, which would be taxable in the manner described below under “— Distribution Treatment”) and such U.S. Holder’s tax basis in the Securities tendered. Generally, a U.S. Holder’s tax basis for the Securities tendered will be equal to the cost of the Securities to the U.S. Holder, less any prior distributions treated as a return of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Securities exceeds one year as of the date of the sale pursuant to the Offer. In the case of a non-corporate U.S. Holder, long-term capital gain on Securities held for more than one year is currently subject to a reduced rate of tax. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Securities (i.e., Securities acquired by the U.S. Holder at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Securities it wishes to tender in the event that less than all of its Securities are tendered.

Distribution Treatment. If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Securities pursuant to the Offer will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares. The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of the Company’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the remaining shares with respect to which the distribution is deemed received, and any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Securities for more than one year as of the date of sale pursuant to the Offer.

Any distribution treated as a dividend will generally constitute “qualified dividend income” that is subject to taxation at a maximum rate of 20% for non-corporate U.S. Holders provided certain holding period requirements are met. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (i) whether a dividends-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their Securities.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Securities exchanged. Such tax basis will be added to the remaining shares owned by the U.S. Holder; however, where the remaining shares owned consist of more than one class (e.g., common and preferred shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Securities may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

Tax Consequences to Non-U.S. Holders

Sale or Exchange Treatment. Subject to the discussion below concerning effectively connected income and FATCA and the discussion concerning backup withholding in Section 3 above, if you are a Non-U.S. Holder and you satisfy either of the Section 302 tests described above, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of Securities pursuant to the Offer (except to the extent of any cash attributable to declared but unpaid dividends, which would be treated as a distribution that is subject to the rules set forth below under “Distribution Treatment”), unless (i) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the relevant statutory period and you held, directly or indirectly, at any time during the five-year period ending on the date of the sale, more than 5% of the applicable Securities and you are not eligible for any treaty exemption; (ii) the gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as and to the extent described below; or (iii) you are an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met, in which case you will be subject to U.S. federal income tax on such gain (net of certain U.S.-source capital losses). The Company does not believe that it currently is, or has been, a U.S. real property holding corporation.

If you are engaged in a trade or business in the United States, and if income or gain on the Securities is effectively connected with the conduct of such trade or business, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—Tax Consequences to U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Securities pursuant to the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

Although you may satisfy one of the Section 302 tests described above, if a broker or other paying agent is unable to determine whether sale or exchange treatment should apply to you, such paying agent may be required to report the transaction as resulting in a distribution for U.S. federal income tax purposes that is made out of the Company’s current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive, as described below under “—Distribution Treatment”). In that case, you may be eligible to obtain a refund of all or a portion of any tax withheld if you satisfy one of the Section 302 tests described above. Backup withholding (see Section 3) generally will not apply to amounts subject to the withholding tax described below.

Distribution Treatment. If you do not satisfy either of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Securities will be determined in the manner described above for U.S. Holders (see discussion under “—U.S. Holders—Distribution Treatment”). Subject to the discussion below concerning effectively connected income, to the extent that amounts you receive are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable tax treaty. To obtain a reduced rate of withholding under an tax treaty, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that you are a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable tax treaty.

If income or gain on the Securities is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States), (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise, and (ii) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Securities in the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

FATCA. Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on dividend payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. As discussed above, a paying agent or other broker may treat amounts paid to Non-U.S. Holders pursuant to the Offer as dividends for U.S. federal income tax purposes and amounts (if any) that are attributable to declared but unpaid dividends will generally be treated as dividends for U.S. tax purposes. Accordingly, amounts that you receive pursuant to the Offer could be subject to FATCA withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold Securities through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. As a result, a Non-U.S. Holder generally will not be subject to the FATCA withholding tax (other than potentially with respect to amounts attributable to declared but unpaid dividends) if such Non-U.S. Holder properly establishes that its sale of Securities pursuant to the Offer is treated as a sale or exchange for U.S. federal income tax purposes. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Information Reporting and Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Non-Participation in the Offer

Holders who do not participate in the Offer generally will not incur any U.S. federal income tax liability as a result of the consummation of the Offer. However, in the event that the payment by us for any purchase of Securities pursuant to the Offer is treated as a taxable dividend to a Holder rather than as a sale or exchange, the other Holders, including the Holders who do not participate in the Offer, could be deemed to have received taxable stock distributions under certain circumstances. Holders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Securities pursuant to the Offer.

Section 14 Summary Financial Information.

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2019 and December 31, 2018 and the selected consolidated balance sheets data as of December 31, 2019 and December 31, 2018 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The selected condensed consolidated statements of operations data for the fiscal quarters ended September 30, 2020 and September 30, 2019 and the selected consolidated balance sheets data as of September 30, 2020 and September 30, 2019 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2020 and September 30, 2019. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period. You should refer to Section 9 of this Offer to Purchase, “Certain Information Concerning the Company,” for information on how you can obtain copies of our SEC filings.

Selected Summary Consolidated Statements of Operations and Balance Sheets

(In thousands, except per share data)

	Fiscal Year Ended		Nine Months Ended
	December 31, 2019	December 31, 2018	September 30, 2020	September 30, 2019
Net interest income	$1,623,315	$1,413,064	$1,113,456	$1,204,214
Non-interest income (loss)	$48,927	$(51,895)	$330,517	$52,773
Net income	$578,276	$487,476	$447,990	$436,924
Net income per total common share
Diluted	$1.30	$1.07	$1.13	$0.98
Basic	$1.31	$1.08	$1.14	$0.99
Total assets	$32,686,479	$26,638,173	$30,642,421	$31,160,215
Deposits	$24,283,983	$18,943,158	$23,109,923	$22,628,677
Long-term borrowings	$4,643,267	$4,284,304	$4,947,647	$4,899,688
Total stockholders’ equity before treasury stock	$3,636,495	$3,115,247	$2,998,514	$3,497,826
Total equity	$3,311,836	$2,972,656	$2,220,446	$3,183,132

The book value of the Company’s common stock as of September 30, 2020 was $4.80 per share.

Section 15 Accounting Treatment.

Upon the settlement of the Offer, the carrying value of the Securities repurchased will be removed from the preferred stock account within stockholders’ equity, and the difference between the repurchase price and the carrying value of each Security repurchased (net of issuance costs) will be recorded as a reduction to net income to arrive at net income available to common stockholders.

Section 16 Extension of the Offer; Termination; Amendment.

The Company expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for purchase of, and payment for, any Securities by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. The Company also expressly reserves the right to terminate the Offer and not accept for purchase or pay for any Securities not theretofore accepted for purchase or paid for or, subject to applicable law, to postpone payment for Securities upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. The Company’s reservation of these rights to delay payment for Securities that it has accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Securities tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Securities or by decreasing or increasing the number of Securities being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to holders of Securities in a manner reasonably designed to inform holders of Securities of the change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

the Company increases or decreases the price to be paid for the Securities, or the Maximum Share Amount of Securities that it may purchase in the Offer (except that we may purchased an additional 2% of the outstanding Series B Preferred Stock without extending the Offer in accordance with Rule 13e-4(f)), and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 16, the Offer will be extended until the expiration of such ten business day period.

Section 17 Fees and Expenses.

The Company has retained J.P. Morgan Securities LLC to act as the Dealer Manager and D.F. King & Co., Inc. to act as the Information Agent and as the Tender Agent in connection with the Offer. The Information Agent may contact holders of Securities by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of Securities to forward materials relating to the Offer to beneficial owners. The Dealer Manager, the Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for specified reasonable out-of-pocket expenses. The Dealer Manager, the Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal securities laws. The Dealer Manager or their affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us from time to time, for which, they have received customary fees and reimbursements of expenses. The Dealer Manager is acting as an underwriter in the Concurrent Offering.

No fees or commissions will be payable by the Company to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Securities under the Offer. We recommend that investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Securities tender Securities through such brokers or banks and not directly to the Tender Agent. The Company, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and the Letter of Transmittal and related materials to the beneficial owners of Securities held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Company, dealer manager, information agent, or tender agent for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Securities, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

Section 18 Rule 14e-4 “Net Long Position” Requirement.

It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless, at the time of tender and at the end of the proration period or period during which the securities are accepted by lot (including any extensions of such period), the person so tendering their securities (i) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (ii) will deliver or cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Securities in the Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (i) such holder has a net long position in the Securities being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Securities complies with Rule 14e-4.

The tender of Securities, pursuant to any of the procedures described above, will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the Offer.

Section 19 Miscellaneous.

The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Securities pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Company will not make the Offer to (nor will tenders be accepted from or on behalf of) the holders of Securities in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

The Company’s Board of Directors has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. The Company has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by the Company or the Information Agent.

October 27, 2020

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC 383 Madison Ave, 6th Floor

New York, NY 10179

Attention: Liability Management Group

U.S. Toll Free: (866) 834-4666

Call Collect: (212) 834-8553

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Securities or that holder’s broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below.

The Tender Agent for the Offer is:

D.F. King & Co., Inc.

Facsimile No.: (212) 709-3328

Confirmation: (212) 269-5552

Attention: Andrew Beck

By Mail, Overnight Courier or by Hand:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Please contact the Dealer Manager with questions regarding the terms of the Offer at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offer at the contact information set forth below. Holders of Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the Tender Agent at the contact information set forth above to confirm delivery of Securities.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Corporate Actions

Banks and Brokers call: (212) 269-5550

or

Call Toll-Free: (877) 283-0322

Email: slm@dfking.com